September 9, 2004



  MELINDA FRENCH GATES ELECTED A DIRECTOR OF THE WASHINGTON POST
                              COMPANY


WASHINGTON - The Washington Post Company (NYSE: WPO) announced today that Melinda French Gates has been elected to the Board of Directors. Her election increases the Company's Board to ten members.

     Along with her husband, Melinda Gates is co-founder of the Bill & Melinda Gates Foundation, which seeks to improve people's lives by bringing advances in health and learning to those who need them most.

     In her role with the foundation, Melinda Gates works with local, national and international partners and foundation grantees to further the foundation's goal of improving equity in four areas: global health, education, access to digital information via public libraries and support for at-risk families in Washington State and Oregon.

     Gates received a bachelor's degree in computer science and economics from Duke University in 1986 and a master's in business administration from Duke's Fuqua School of Business in 1987.

     After joining Microsoft Corporation in 1987, she distinguished herself in business as a leader in the development of many of Microsoft's multimedia products. In 1996, Gates retired from her position as Microsoft's General Manager of Information
Products.

     Since then she has directed her energy toward the non-profit world. In addition to her role with the foundation, she is a former member of the Board of Trustees of Duke University and is a former co-chair of the Washington State Governor's Commission on Early Learning. She also serves on the Board of Directors of drugstore.com.

     Bill and Melinda Gates live in Medina, Washington, near
Seattle. They have three children.